Exhibit 5.1
August 28, 2009
Resolute Energy Corporation
1675 Broadway, Suite 1950
Denver, CO 80202

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Resolute Energy Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-4 (File No. 333-161076) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale by the Company of securities pursuant to the terms of the Purchase and IPO Reorganization Agreement dated as of August 2, 2009 among the Company, Hicks Acquisition Company I, Inc., Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings, LLC and Resolute Holdings Sub, LLC (the “Acquisition Agreement”), consisting of (i) 72,250,000 shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”), (ii) 48,400,000 warrants to purchase shares of Common Stock (the “Warrants”) and (iii) 48,400,000 shares of Common Stock issuable on exercise of the Warrants (the “Warrant Shares”).
     We have examined such corporate records of the Company and such other documents and considered such legal matters as we have deemed appropriate for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity any document reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have made no independent investigation of such facts and have relied, to the extent deemed appropriate, upon certificates and representations of certain officers and representatives of the Company.
     Based upon the foregoing, we are of the opinion that:

Resolute Energy Corporation
August 28, 2009

     1. Common Stock. When (i) the Registration Statement becomes effective under the Act (which effectiveness shall not have been terminated or rescinded), (ii) the Acquisition (as defined in the Acquisition Agreement) is completed as contemplated by the Registration Statement and the Acquisition Agreement, and (iii) the Common Stock has been issued and delivered in accordance with the terms of the Acquisition Agreement, with certificates representing such Common Stock having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations therefor having been made in the share register of the Company, the shares of Common Stock will be validly issued, fully paid and non-assessable.
     2. Warrants. When (i) the Registration Statement becomes effective under the Act (which effectiveness shall not have been terminated or rescinded), (ii) the Acquisition is completed as contemplated by the Registration Statement and the Acquisition Agreement, (iii) the warrant agreement under which the Warrants are to be issued (the “Warrant Agreement”) is duly executed and delivered by the Company and the warrant agent appointed by the Company, and (iv) the Warrants or certificates representing the Warrants are duly executed and countersigned in accordance with the Warrant Agreement and issued and delivered as contemplated by the Registration Statement and the Warrant Agreement, such Warrants will be validly issued, fully paid and non-assessable.
     3. Warrant Shares. When (i) the Registration Statement has become effective under the Act (which effectiveness shall not have been terminated or rescinded), (ii) the Warrant Agreement has been duly executed and delivered and the Warrants have been duly executed, countersigned and delivered in accordance with the terms of the Warrant Agreement, (iii) the Warrants have been exercised and the warrant exercise price has been paid in full to the Company, all in accordance with the terms of the Warrant Agreement, and (iv) the Warrant Shares have been issued and delivered, with certificates representing such Warrant Shares having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations therefor having been made in the share register of the Company, the Warrant Shares will be validly issued, fully paid and non-assessable.
     The opinion in Paragraph 3 above assumes that, at the time of issuance of the Warrant Shares, (i) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation and will have the necessary corporate power to issue such Warrant Shares, (ii) the issuance and sale of the Warrant Shares will not violate, or result in a default under or breach of, the certificate of incorporation and bylaws of the Company and any applicable law or any agreement or instrument binding upon the Company, and will comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, and (iii) sufficient shares of common stock will be authorized for issuance under the certificate of incorporation of the Company that have not otherwise been issued or reserved for issuance.
     We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) on (i) the federal Laws of the United States and (ii) the General Corporation Law of the State of Delaware.

Resolute Energy Corporation
August 28, 2009

     This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is given as of the date hereof, and we assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name in the Registration Statement and in the Prospectus forming a part thereof under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ DAVIS GRAHAM & STUBBS LLP
DAVIS GRAHAM & STUBBS LLP